On June 12, 2002, the Board of Trustees approved the combination of two
John Hancock Funds. On September 13, 2002 the two funds in the following table merged:

        Acquiring Fund                           Target Fund
        --------------                           -----------
VST International Opportunities        VST International Opportunities B
                                       (formerly, International Equity)

      This combination provides for the transfer of substantially all of the assets and liabilities of the target fund to the acquiring fund in exchange solely for the fund shares of the acquiring fund. This acquisition was accounted for as tax-free exchange as follows:


                            Trust shares                    Target Fund       Acquiring Fund       Acquiring Fund
  Acquiring Fund              issued by      Target Fund     unrealized      net assets prior   aggregate net assets
  vs. Target Fund           Acquiring Fund    net assets    depreciation      to combination      after combination
  ---------------           --------------    ----------    ------------      --------------      -----------------
VST International
Opportunities vs. VST
International Opportu-
nites B (formerly,
International Equity)            3,278         $ 24,706        $ (5,332)         $ 71,914             $ 96,620